Filed Pursuant to Rule 433

Registration No. 333-223472

June 3, 2020

FirstEnergy Corp.

Pricing Term Sheet

1.600% Notes, Series A, due 2026

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings*:	Baa3/BBB-/BBB (Moody’s / S&P / Fitch)

Principal Amount:	$300,000,000

Security Type:	1.600% Notes, Series A, due 2026 (“2026 Notes”)

Trade Date:	June 3, 2020

Settlement Date:	June 8, 2020; T+3

Maturity Date:	January 15, 2026

Interest Payment Dates:	Semi-annual payments in arrears on July 15 and January 15 of each year, beginning on January 15, 2021, to holders of record at the close of business on the July 1 or January 1 immediately preceding the corresponding interest payment date.

Optional Redemption: Make-Whole Call:	At any time prior to December 15, 2025 (the date that is one month prior to maturity for the 2026 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2026 Notes matured on the date that is one month prior to maturity for the 2026 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	0.25% due May 31, 2025

Benchmark Yield:	0.378%

Reoffer Spread:	+ 125 bps

Reoffer Yield:	1.628%

Coupon:	1.600%

Price to Public:	99.850% of principal amount

Net Proceeds (%):	99.250%

Net Proceeds ($):	$297,750,000

Concurrent Debt Offering:	The Issuer is also offering $450,000,000 of its 2.250% Notes, Series B, due 2030

CUSIP:	337932 AN7

ISIN:	US337932AN77

Joint-Bookrunners:	Mizuho Securities USA LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. CIBC World Markets Corp. KeyBanc Capital Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-managers:	Citizens Capital Markets, Inc. Fifth Third Securities, Inc. Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the 2026 Notes will occur on or about June 8, 2020 which will be the third business day following the initial date of trading of the 2026 Notes (such settlement cycle being referred to as (“T+3”)). Under applicable rules and regulations, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2026 Notes on the date hereof will be required, by virtue of the fact that the 2026 Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2026 Notes who wish to trade the 2026 Notes on the date hereof should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling at 1-866-271-7403, Morgan Stanley & Co. LLC by calling at 1-866-718-1649, and Scotia Capital (USA) Inc. by calling at 1-800-372-3930.

FirstEnergy Corp.

Pricing Term Sheet

2.250% Notes, Series B, due 2030

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings*:	Baa3/BBB-/BBB (Moody’s / S&P / Fitch)

Principal Amount:	$450,000,000

Security Type:	2.250% Notes, Series B, due 2030 (“2030 Notes”)

Trade Date:	June 3, 2020

Settlement Date:	June 8, 2020; T+3

Maturity Date:	September 1, 2030

Interest Payment Dates:	Semi-annual payments in arrears on March 1 and September 1 of each year, beginning on March 1, 2021, to holders of record at the close of business on the February 15 or August 15 immediately preceding the corresponding interest payment date.

Optional Redemption: Make-Whole Call:	At any time prior to June 1, 2030 (the date that is three months prior to maturity for the 2030 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2030 Notes matured on the date that is three months prior to maturity for the 2030 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	0.625% due May 15, 2030

Benchmark Yield:	0.766%

Reoffer Spread:	+ 150 bps

Reoffer Yield:	2.266%

Coupon:	2.250%

Price to Public:	99.850% of principal amount

Net Proceeds (%):	99.200%

Net Proceeds ($):	$446,400,000

Concurrent Debt Offering:	The Issuer is also offering $300,000,000 of its 1.600% Notes, Series A, due 2026

CUSIP:	337932 AP2

ISIN:	US337932AP26

Joint-Bookrunners:	Mizuho Securities USA LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. CIBC World Markets Corp. KeyBanc Capital Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-managers:	Citizens Capital Markets, Inc. Fifth Third Securities, Inc. Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the 2030 Notes will occur on or about June 8, 2020 which will be the third business day following the initial date of trading of the 2030 Notes (such settlement cycle being referred to as (“T+3”)). Under applicable rules and regulations, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2030 Notes on the date hereof will be required, by virtue of the fact that the 2030 Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2030 Notes who wish to trade the 2030 Notes on the date hereof should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling at 1-866-271-7403, Morgan Stanley & Co. LLC by calling at 1-866-718-1649, and Scotia Capital (USA) Inc. by calling at 1-800-372-3930.